FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications Group	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. 2nd QUARTER REVENUES INCREASE 49%
TO RECORD LEVEL OF $552 MILLION

- 2nd Quarter Earnings Per Share of $0.92 after $0.15 Dilution Per Share for
Stewart & Stevenson -

- Consolidated Internal Revenue Growth of 22%-

Jacksonville, Florida - July 20, 2006 - Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of safety and survivability systems, tactical wheeled vehicles and vehicle armor systems serving military, law enforcement, homeland security and commercial markets, announced today financial results for the second quarter ended June 30, 2006.

Second Quarter Results

For the second quarter ended June 30, 2006, the Company reported revenue of $552 million, an increase of 49% compared to $372 million in the second quarter last year. Net income for the second quarter was $34 million or $0.92 per diluted share, versus $37 million, or $1.05 per diluted share in the second quarter last year. On May 25, 2006, the Company completed its acquisition of Stewart & Stevenson (“S&S”) and the Company’s results include S&S’s operations since that date. Earnings for the quarter were negatively impacted by the results of S&S including additional financing costs, amortization expense and operating losses amounting to $0.11 per diluted share. Additionally, the use of existing cash and cash equivalents for the acquisition of S&S shares resulted in the loss of interest income of $0.04 per diluted share. Therefore, the total negative impact from S&S was $0.15 per diluted share. Also during the second quarter, the Company wrote-off previously capitalized loan costs on its convertible debentures and incurred integration costs related to previous acquisitions. This was partially offset by the reversal of a previously recorded accrual relating to an export fine that we recently settled for an inconsequential amount. The second quarter net impact of these three items was ($0.05) per diluted share. The second quarter of last year included $0.07 per diluted share from put option gains, net of a non-operating asset write-off and integration charges for previous acquisitions. Net income and diluted earnings per share from continuing operations before the effect of the S&S acquisition, integration and other non-recurring charges were $41 million and $1.12 per share for the three months ended June 30, 2006, compared to $35 million and $0.98 per share for the comparable period in 2005. Attached to this press release is a reconciliation of net income as reported to pro forma net income for the three and six months ended June 30, 2006.

Internal revenue growth, assuming that businesses acquired after December 31, 2004, were owned effective January 1, 2005, was 22%, including zero impact for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was 37% for the Aerospace & Defense Group, (4%) for the Products Group and (31%) for the Mobile Security Division from the same period last year. Products revenue declined due to delayed spending by the Iraqi government for body armor and other hard armor protective products. Mobile Security revenues declined primarily due to production disruption caused by model changes for key base units, a reduction of demand in the Middle East, driven by political instability and slower spending by the U.S. Department of State.

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13386 International Parkway Jacksonville, FL 32218 Tel: 904.741.5400 Fax: 904.741.5403

The Company’s gross profit margin in the second quarter decreased to 20.4% of revenues versus 25.8% in the year-ago quarter. The reduction in gross margin was primarily due to lower Aerospace & Defense Group gross margins, resulting from, among other things, the inclusion of the S&S business and an increased mix of lower-margin MTVR cab revenues. S&S reduced the Company’s gross margin by 3.8% in the period. The Products Group’s margins increased to 40.2% of revenues versus 38.5% in the year-ago quarter due to improved manufacturing efficiencies and fixed cost absorption on higher production volumes particularly within our domestic soft body armor segment; and favorable product mix within the less lethal and automotive segments. Mobile Security Division’s gross margins decreased to 21.1% from 23.7% in the same period last year, primarily because of lower production volume. The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.2% of revenue versus 9.6% of revenue in the year-ago quarter. This improvement was primarily due to the inclusion of the S&S business, which operates with lower average selling costs.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter increased by 16% to $72 million versus $62 million in the year-ago quarter. Following this press release is a reconciliation of net income to EBITDA for the three months ended June 30, 2006 and 2005.

Cash flow (used in)/provided by operating activities for the second quarter was ($13) million versus $39 million in the year-ago quarter. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was ($20) million versus $34 million in the same period last year. The S&S business utilized $62 million of free cash, while the “base business” (which excludes S&S) generated free cash flow of $42 million in the three months ended June 30, 2006. Stewart & Stevenson’s relatively heavy use of cash in the period is heavily dependent upon timing of government receipts on the FMTV program. To illustrate, the Company received advance payments of $75 million during the first week of July 2006 related to this program. Following this press release is a reconciliation of net cash (used in)/provided by operating activities to free cash flow for the three and six months ended June 30, 2006 and 2005.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings, Inc., commented, “We are very pleased with the results for the quarter. Stewart & Stevenson, while dilutive to earnings as it ramps production capacity during 2006, is expected to be meaningfully accretive to earnings in 2007 at significantly higher levels of production. The demand for our products continues to be driven by a dramatically dangerous global security environment. We have improved levels of product diversity and visibility for our business as a whole and expect the long-term trends toward increased levels of force protection equipment and tactical wheeled vehicles to continue.”

Mr. Schiller continued, “We continue to focus on acquiring, developing, and implementing core technology solutions to improve our capabilities, our products, and our opportunities for growth. The S&S acquisition brings a range of new capabilities and opportunities into our mix of business on a large scale. We expect our recent acquisition of Integrated Textile Systems, Inc. and its proprietary ballistic material, Tensylon™, to provide us with additional opportunities to improve the performance of our armoring products and have a meaningful financial impact on our performance over the next five years. We remain committed to conducting both funded and company-initiated research and development projects across a range of applications and processes.”

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Year to Date Results

For the six months ended June 30, 2006, the Company reported revenue of $997 million, an increase of 35% compared to $737 million in the six months ended last year. Net income for the six months ended June 30, 2006, was $75 million, or $2.05 per diluted share, versus $68 million, or $1.93 per diluted share for the six months ended June 30, 2005. Earnings for the six months ended June 30, 2006 were negatively impacted by the results of S&S including additional financing costs, amortization expense and operating losses amounting to $0.11 per diluted share. Additionally, the use of existing cash and cash equivalents for the acquisition of S&S shares resulted in the loss of interest income of $0.04 per diluted share. Therefore, the total negative impact from S&S was $0.15 per diluted share. Also during the period, the Company wrote-off previously capitalized loan costs on its convertible debentures and incurred integration costs related to previous acquisitions. This was partially offset by the reversal of a previously recorded accrual relating to an export fine that we recently settled for an inconsequential amount as well as a gain in other income resulting from the of the expiration of 1 million unexercised put option contracts sold against the Company's common stock. The net impact of these three items was ($0.04). The six month period ended June 30, 2005, included a $0.03 per diluted share from put option gains, net of a non-operating asset write-off and integration charges from previous acquisitions. Net income and diluted earnings per share from continuing operations before the effect of the S&S acquisition, integration and other non-recurring charges were $82 million and $2.24 per share for the six months ended June 30, 2006, compared to $68 million and $1.90 per share for the comparable period in 2005.

Internal revenue growth, assuming that businesses acquired after December 31, 2004, were owned effective January 1, 2005, was 21%, including 0.3% for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was 34% for the Aerospace & Defense Group and 2% for the Products Group while the Mobile Security Division revenue declined (33%) from the same period last year, primarily due to production disruption caused by model changes for key base units, a reduction of demand in the Middle East, driven by political instability and slower spending by the U.S. Department of State.

The Company’s gross profit margin for the six months ended June 30, 2006, decreased to 21.8% of revenues versus 25.4% in the year-ago six month period. The reduction in gross margin was primarily due to lower Aerospace & Defense Group gross margins resulting from, among other things, the inclusion of the S&S business, and an increased mix of lower-margin MTVR cab revenues. Without S&S, the Company’s gross margin would have been 23.8% in the period. The Products Group’s margins increased to 39.6% of revenues versus 38.0% in the year-ago six-month period due to improved manufacturing efficiencies and fixed cost absorption on higher production volumes particularly within our domestic soft body armor segment; and favorable product mix within the less lethal and automotive segments. The Mobile Security Division’s gross margins decreased to 21.9% from 24.6% in the same period last year, primarily because of lower production volume. The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.2% of revenue versus 9.4% of revenue in the year-ago quarter. This improvement was primarily due to the inclusion of the S&S business, which operates with lower average selling costs.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the six months ended June 30, 2006, increased by 18% to $143 million versus $122 million in the year-ago comparable period. Following this press release is a reconciliation of net income to EBITDA for the six months ended June 30, 2006 and 2005.

Cash flow from operating activities for the six months ended June 30, 2006, was $15 million versus $58 million in the year-ago comparable period. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was ($1) million for the six months

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ended June 30, 2006 versus $50 million in the same period last year. The S&S business utilized $62 million of free cash, while the “base business” (which excludes S&S) generated free cash flow of $61 million in the six months ended June 30, 2006. Stewart & Stevenson’s relatively heavy use of cash in the period is heavily dependent upon timing of government receipts on the FMTV program. To illustrate, the Company received advance payments of $75 million during the first week of July 2006 related to this program.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings, Inc., commented, “We continue to anticipate approximately $75 - $85 million of consolidated free cash flow during fiscal 2006, which includes approximately $125 million from our base business less an approximate $40 to $50 million use of free cash by Stewart & Stevenson.  For 2007, we expect consolidated free cash flow generation between $150 to $200 million, for an approximately 100% increase in cash flow generation, assuming no additional acquisitions or common stock repurchases.  We believe our balance sheet remains sufficiently strong to continue to fund both the growth of our business and our acquisition strategy.  Without additional acquisitions or common stock repurchases, we expect to generate enough free cash flow during the next three to four years to return the Company to a cash in excess of debt position.”

Balance Sheet

As of June 30, 2006, the Company reported cash, cash equivalents, short-term investment securities and equity-based securities of $36 million compared to $500 million at December 31, 2005. Cash equivalents at December 31, 2005, excluded $29 million which was invested in equity-based securities, and was reflected on our balance sheet as a long-term asset in accordance with accounting principles generally accepted in the United States. Total debt (short-term, current portion and long-term) was $845 million at June 30, 2006, compared to $497 million at December 31, 2005. The aggregate of cash, cash equivalents and short-term investment securities declined and total debt increased during the period primarily to fund the acquisition of S&S.

Guidance

The Company expects third quarter 2006 diluted earnings per share in a range of $0.75 to $0.80. As previously announced, we expect diluted earnings per share for the full year 2006 to be in a range from $3.75 - $3.85. This assumes diluted earnings per share of $4.30 to $4.40 from our base business and ($0.50) to ($0.60) per diluted share from the impact of the Stewart & Stevenson acquisition.

CONFERENCE CALL SCHEDULED FOR JULY 20, 2006, AT 5:00 PM (EASTERN)

There are two ways to participate in the conference call - via teleconference or webcast.  Access the webcast by visiting the Armor Holdings, Inc. website (http://www.armorholdings.com).  You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 1-800-230-1074 for domestic callers or 1-612-288-0337 for international callers.  There is no passcode required for this call.  There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions.  However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 - access code 836232 for domestic callers, or 1-320-365-3844 - access code 836232 for international callers.  The teleconference replay will be available beginning at 12:00 a.m. on Friday, July 21st, and ending at 11:59 p.m. on Friday, July 28th.

About Armor Holdings

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at http://www.armorholdings.com .

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-3, its 2005 Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q.

All references to earnings per share amounts in this press release are on a fully diluted basis.

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
REVENUES:

Aerospace & Defense	$446,820	$262,770	$791,923	$528,465
Products	78,914	70,723	155,750	134,056
Mobile Security	26,192	38,149	49,693	74,086
Total revenues	551,926	371,642	997,366	736,607
COSTS AND EXPENSES:
Cost of revenues	439,295	275,840	780,105	549,495
Selling, general and administrative expenses	45,399	35,534	81,541	69,350
Amortization	4,808	2,038	7,067	4,076
Integration	407	834	877	1,634
Other charges	(1,530)	-	(1,530)	-

OPERATING INCOME	63,547	57,396	129,306	112,052

Interest expense, net	9,459	1,514	9,718	3,759
Other income, net	(129)	(3,093)	(936)	(1,970)

INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	54,217	58,975	120,524	110,263
PROVISION FOR INCOME TAXES	20,157	21,560	45,055	41,819
INCOME FROM CONTINUING OPERATIONS	34,060	37,415	75,469	68,444
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(120)	-	(120)	-
NET INCOME	$33,940	$37,415	$75,349	$68,444

NET INCOME PER COMMON SHARE - BASIC
INCOME FROM CONTINUING OPERATIONS	$0.96	$1.09	$2.13	$1.99
LOSS FROM DISCONTINUED OPERATIONS	0.00	0.00	0.00	0.00
BASIC EARNINGS PER SHARE	$0.96	$1.09	$2.13	$1.99

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - CONTINUED (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
NET INCOME PER COMMON SHARE - DILUTED
INCOME FROM CONTINUING OPERATIONS	$0.92	$1.05	$2.05	$1.93
LOSS FROM DISCONTINUED OPERATIONS	0.00	0.00	0.00	0.00
DILUTED EARNINGS PER SHARE	$0.92	$1.05	$2.05	$1.93

WEIGHTED AVERAGE SHARES - DILUTED	36,954	35,562	36,835	35,536

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Unaudited)

(in thousands)	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net income	$33,940	$37,415	$75,349	$68,444

Plus: Loss from discontinued operations, net of tax	120	-	120	-

Plus: Provision for income taxes	20,157	21,560	45,055	41,819

Plus: Other income, net	(129)	(3,093)	(936)	(1,970)

Plus: Interest expense, net	9,459	1,514	9,718	3,759

Operating income	63,547	57,396	129,306	112,052

Plus: Amortization (Note A)	4,808	2,038	7,067	4,076

Plus: Depreciation	3,924	2,846	6,808	5,511

EBITDA (Note B)	$72,279	$62,280	$143,181	$121,639

Note A.	Amortization for acquired intangibles with finite useful lives.

Note B.
EBITDA, which represents the results from operations before interest, other (income) expense, income taxes, and certain non-cash items, including depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25% Senior Subordinated Notes maturing in 2013 and our $345 million 2% Senior Subordinated Convertible Notes maturing in 2024, unless earlier converted, redeemed or repurchased, are issued, contain financial covenants which generally are based, in part, on EBITDA. Additionally, management believes that EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that these measures are comparable to similarly titled measures presented by other companies.

Reconciliation of Net Cash Provided by/(Used In) Operating Activities from Continuing Operations to Free Cash Flow
(Unaudited)

(in thousands)	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005

Net cash (used in) provided by operating activities	$(13,195)	$38,550	$15,099	$58,031

Less: Purchase of property and equipment	(7,147)	(4,923)	(16,346)	(8,146)

Free cash flow (Note C)	$(20,342)	$33,627	$(1,247)	$49,885

Note C.
Free cash flow, which represents net cash provided by operating activities less purchase of property and equipment, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity. Management considers the purchase of property and equipment to be a normal and recurring expenditure. By deducting purchase of property and equipment from net cash provided by (used in) operations, management believes this measure provides a more thorough measurement of operating cash flow. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income as Reported to Pro Forma Net Income (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended				Six Months Ended
	June 30, 2006	Diluted EPS	June 30, 2005	Diluted EPS	June 30, 2006	Diluted EPS	June 30, 2005	Diluted EPS

Net income	$33,940	$0.92	$37,415	$1.05	$75,349	$2.05	$68,444	$1.93

S&S Impact (net of tax);
Operating loss	994		-	-	994		-	-
Additional amortization	1,557		-	-	1,557		-	-
Additional related interest expense	1,674		-	-	1,674		-	-
Foregone interest income on cash used in S&S acquisition	1,375		-	-	1,375		-	-
Subtotal S&S Impact	5,600	0.15	-	-	5,600	0.15	-	-

Integration (net of tax);	256	0.01	529	0.02	549	0.02	1,014	0.03

Write-off of loan costs on convertible debentures (net of tax)	3,109	0.08	-		-3,109	0.08	-	-

Reversal of export fine accrual	(1,530)	(0.04)	-		-(1,530)	(0.04)	-	-

Put options gains	-	-	(4,914)	(0.14)	(710)	(0.02)	(3,793)	(0.11)

Non-operating asset write-off	-	-	1,890	0.05	-	-	1,890	0.05

Pro forma net income	$41,375	$1.12	$34,920	$0.98	$82,367	$2.24	$67,555	$1.90

Weighted average diluted shares	36,954		35,562		36,835		35,536

Note:	We believe that disclosing the above actual net income to pro forma net income reconciliation more accurately reflects the performance of our base business.

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